Exhibit 99
Elkin, NC 28621
June 23, 2008
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Declares Regular Second Quarter Dividend of 13 Cents Per Share
The Board of Directors of Yadkin Valley Financial Corporation (“the Company”) (Nasdaq Global Select Market: YAVY), the holding company for Yadkin Valley Bank and Trust Company (“the Bank”), announced today a regular cash dividend of 13 cents per share for second quarter of 2008. The dividend is the 82nd consecutive quarterly dividend and provides an annualized return of 3.7% on today’s opening stock price of $13.88 per share. Payment will be made on July 25, 2008 to shareholders of record on July 10, 2008.
     The Company’s wholly owned subsidiary, Yadkin Valley Bank and Trust Company, is a full service community bank providing services in thirty branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Orange, Durham and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
Edwin E. Laws
Chief Financial Officer
(336) 526-6313